Exhibit 10.8

CALL OPTION AGREEMENT (SECOND RESTATEMENT)

This Call Option Agreement (this “Agreement”) is entered into by and among the following parties on June 8, 2017:

(1)	Rise Tianjin Education Information Consulting Co., Ltd. (“WFOE”), a wholly foreign owned enterprise registered in People’s Republic of China (“PRC”) with its address at No. B206, B212, B213, B214, B217, B221, 2/F, (1) Building, No. 8 Huanhe West Road, Tianjin Free Trade Zone (Airport Economic Zone), Tianjin, PRC;

(2)	Yiding SUN (ID Card No.: ) (“Shareholder A”), a PRC citizen with an address at Room 103-105, Andrews Estate, No. 181 Gaobeidian Road, Chaoyang District, Beijing, PRC;

(3)	Peng ZHANG (ID Card No.: ) (“Shareholder B”), a PRC citizen with an address at Room 206, No. 6 Building, 88 Lane, Huichuan Road, Changning District, Shanghai, PRC; (together with Shareholder A, the “Shareholders” and each, a “Shareholder”); and

(4)	Beijing Step Ahead Education Technology Development Co., Ltd. (“Domestic Company”), a limited liability company registered in Beijing, PRC, with its address at No. C01-1, 4/F, No.42, Beiyuan Road, Chaoyang District, Beijing, PRC.

WFOE, the Shareholders and the Domestic Company are hereinafter collectively referred to as the “Parties” and individually, as a “Party”.

Whereas:

(A)	Zihong WANG transferred 20% of the equity interests in the Domestic Company to Shareholder A. Shareholder B holds 80% of the equity interests in the Domestic Company. The basic information of Domestic Company as of the date of execution of this Agreement is set forth in Appendix I.

(B)	The Domestic Company has sponsored private training schools to provide after-class English training services to the children. Currently, the PRC Law sets forth quite a few restrictions on investment in the education and training area in the PRC by foreign investors. To the extent permitted by the PRC Law and by the relevant PRC regulators, the Shareholders are willing to transfer to WFOE, and WFOE is willing to accept, all their respective equity interests in the Domestic Company.

(C)	Shareholder B, Zihong WANG, WFOE and Domestic Company entered into the Call Option Agreement (Restatement) on November 11, 2016, according to which Shareholder B and Zihong WANG agreed to jointly grant WFOE an irrevocable call option. Given that Zihong WANG transferred 20% of the equity interests in the Domestic Company to Shareholder A, he/she entered into the Termination Agreement on June 8, 2017 with WFOE, Domestic Company and Shareholder B, and therefore ceased to be a party to the Call Option Agreement (Restatement). All Parties desire to enter into this Agreement, under which the existing Shareholders of the Domestic Company shall jointly grant WFOE and WFOE shall accept from the Shareholders, an irrevocable call option (hereinafter the “Call Option” or “Option”), under which the Shareholders shall transfer the Option Equity (as defined below) to WFOE and/or its designated entity(ies) or individual(s) when such Call Option become exercisable and is exercised by WFOE.

Therefore, the Parties enter into this Agreement as follows upon friendly negotiation:

1.	Definitions

1.1	Unless the context otherwise requires, the following terms in this Agreement shall have the following meanings:

“Business Permits” shall mean any approvals, permits, filings, or registrations, which are required for the Domestic Company and each of its subsidiaries (including all the private schools sponsored by the Domestic Company and its subsidiaries, same below) to legally and validly operate all of their businesses under the then applicable PRC Law, including, but not limited to, the Business License, Tax Registration Certificate.

“Domestic Company Assets” shall mean, in respect of the Domestic Company, all the tangible and intangible assets which the Domestic Company owns or has the right to use during the term of this Agreement, including but not limited to any immoveable and moveable assets, and intellectual property rights such as trademarks, copyrights, patents, proprietary know-how, domain names and software use rights.

“Domestic Company Subsidiary Assets” shall mean, in respect of any of the Domestic Company’s subsidiaries, all the tangible and intangible assets which any of the Domestic Company’s subsidiaries owns or has the right to use during the term of this Agreement, including but not limited to any immoveable and moveable assets, and intellectual property rights such as trademarks, copyrights, patents, proprietary know-how, domain names and software use rights.

“Loan Agreement” shall mean the Loan Agreement entered into by and between Shareholder A and WFOE on June 8, 2017 and the Loan Agreement entered into by and between Shareholder B and WFOE on November 11, 2016.

“Option Equity” shall mean the equity interests held by the Shareholders in the Domestic Company.

“PRC Law” shall mean the valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other regulatory documents of the PRC.

“Transfer Price” shall mean the price to be paid by WFOE or its designated entity or individual to the Shareholders as consideration for the Option Equity when the Option is exercised. The price shall be equal to the the lowest price permitted by the PRC Law then in effect and, if required by the relevant government authorities, shall be based on the result of valuation by a qualified valuation firm (provided that such firm and the valuation method to be adopted are chosen solely by WFOE to the extent not violating the PRC Law).

1.2	The references to any PRC Law herein shall be deemed:

(1)	to include references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and

(2)	to include references to other decisions, notices or provisions that are made in accordance with or take effect as a result of the laws.

1.3	Unless otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant article, clause, item or paragraph of this Agreement.

1.4	“Working day” referred to in this Agreement means any day, except for a Saturday, Sunday or China’s statutory holiday.

2.	Grant of Call Option

2.1	The Shareholders hereby irrevocably grant WFOE a Call Option pursuant to the terms set out in this Agreement, and pursuant to this Call Option, WFOE shall have the right to require the Shareholders to transfer all or part of the Option Equity to WFOE or its designated entity(ies) or individual(s) to the extent permitted by the PRC Law.

2.2	WFOE hereby accepts the Call Option granted by the Shareholders pursuant to Article 2.1 above.

2.3	Within nighty (90) Working Days from the date of the execution of this Agreement (or the extended term solely decided by WFOE with its notice to the Shareholders), WFOE shall pay RMB 10 to each Shareholder as the consideration for the Call Option granted to WFOE by the Shareholder according to Article 2.1. The Shareholders hereby confirm that the aforesaid consideration is sufficient.

3.	Exercise of Option

3.1	To the extent permitted by the PRC Law and not specifically dealt with under this Agreement, WFOE shall have the sole discretion to determine the timing and method for exercising the Option.

3.2	To the extent that the PRC Law permits WFOE and/or its designated entity(ies) or individual(s) to hold all the equity interests in the Domestic Company, WFOE shall have the right to exercise the Call Option in respect of the entire amount of the Option Equity; to the extent that the PRC Law permits WFOE and/or its designated entity(ies) or individual(s) to hold only part of the equity interests in the Domestic Company, WFOE shall have the right to exercise the Call Option in respect of the equity interests in the Domestic Company up to the maximum amount permitted by the then applicable PRC Law (hereinafter the “Shareholding Limit”). In the latter case, WFOE shall have the right to exercise the Call Option at multiple times in line with the gradual deregulation of PRC Law on the Shareholding Limit, and ultimately exercise the Call Option in respect of all the remaining Option Equity when the Shareholding Limit is fully lifted.

3.3	WFOE may, on each occasion, exercise the Call Option by issuing to the Shareholders a notice for exercising the Call Option substantially in the form set forth in Appendix II hereto (hereinafter the “Exercise Notice”).

Notwithstanding the preceding sentence, if and when a Shareholder becomes deceased, mentally incapacitated or is otherwise in lack of or has limitations in its civil capacity (each a “Trigger Event”), the Call Option shall be deemed automatically exercised upon the occurrence of a Trigger Event and no notice shall be required to be issued by WFOE to the Shareholders.

Each Shareholder hereby confirms and agrees that upon his death (or declared death), the Call Option shall be entirely granted to WFOE (or its designated entity or individual) and WFOE (or its designated entity or individual) is the sole owner of the Call Option. WFOE shall then have the right to dispose of such equity interests at its sole discretion.

3.4	The Shareholders hereby undertake that upon the issuance by WFOE of a Exercise Notice or upon the occurrence of a Trigger Event:

(1)	if an appraisal is required by relevant government authorities, they shall engage a qualified valuation firm chosen by WFOE to evaluate the Option Equity specified in writing by WFOE and agree with WFOE on the amount of the Transfer Price of such Option Equity, within fourteen (14) days of the date of the Exercise Notice or the date of the occurrence of the Trigger Event;

(2)	thereafter, and in any event no later than five (5) days following the completion of the matters described in paragraph (1) above, they shall convene a shareholders’ meeting and adopt a shareholders’ resolution at such shareholders’ meeting approving the transfer of the Option Equity at the Transfer Price, and take all other necessary or desirable actions to effect the transfer to WFOE and/or its designated entity(ies) or individual(s) of such Option Equity;

(3)	concurrently with the passing of the shareholders’ resolution described in paragraph (2) above, they shall enter into an equity transfer agreement with WFOE or its designated entity(ies) or individual(s) for the transfer of the Option Equity to WFOE or its designated entity(ies) or individual(s) at the Transfer Price in the substantially same form and content as set forth in Appendix III (or in the form and content as then required by WFOE); and

(4)	they shall at all times provide WFOE with full support and cooperation (including providing and executing all the relevant legal documents, processing all the procedures for government approvals and registrations and bearing all the relevant obligations) and use their best efforts to obtain necessary approvals from governmental authorities or consents from third parties (if any) in accordance with the requirements of WFOE and the applicable PRC Law in order to effect the transfer of the Option Equity in accordance with the terms of the equity transfer agreement.

3.5	WFOE or its designated entity(ies) or individual(s) shall pay the Shareholders the Transfer Price within the time specified in the relevant equity transfer agreement.

3.6	Upon the execution of this Agreement, each of the Shareholders shall respectively enter into a power of attorney (hereinafter the “Power of Attorney”, the form of which is set forth in Appendix IV attached hereto) to authorize a person acceptable to WFOE to sign, on behalf of such Shareholder and according to this Agreement, any and all legal documents necessary for the transfer of the Option Equity to WFOE or its designated entity or individual upon WFOE’s exercising of the Option. Such Power of Attorney shall be delivered to WFOE and WFOE may, at any time if necessary, require the Shareholders to respectively execute multiple copies of the Power of Attorney and deliver the same to the relevant government authority.

3.7	In the event that the transferee is a WFOE’s designated entity or individual, it shall pay the transferors the Transfer Price in the following way: the transferee shall assume the transferors’ repayment obligations of the loan principal and interest under the Loan Agreement and other payment obligations under the Loan Agreement (if any) in proportion to the percentage of Option Equity transferred to such transferee.

In the event that the transferee is the WFOE, the Transfer Price shall be set off against the corresponding amount of the Shareholders’ payment obligations of the loan principal and interests and other payment obligations (if any) under the Loan Agreement.

All Parties confirm and agree that, subject to relevant provisions of the Loan Agreement, if the Transfer Price is higher than the registered capital of the Domestic Company, such exceeding amount shall be deemed as the interest accrued on the loan under the Loan Agreement.

To the fullest extent permitted by the PRC Law, WFOE or WFOE’s designated entities or individuals are not obliged to bear any responsibility to the Shareholders regarding the value of the Option Equity beyond the portion of the Transfer Price or the value of the Option Equity or the Transfer Price exceeding the amount of the obligations of the Shareholders under the Loan Agreement (If applicable).

4.	Representations and Warranties

4.1	Each of the Shareholders hereby represents and warrants as follows:

(a)	Each of the Shareholders is a PRC citizen with power and capacity to execute and perform his obligations under this Agreement.

(b)	The execution and performance of this Agreement by the Shareholders does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting the Shareholders, nor does it violate any agreements between Shareholders and any third party or any covenants made to any third party.

(c)	This Agreement constitutes the lawful, valid and enforceable obligations of the Shareholders.

(d)	The Shareholders are the only legal owners of the Option Equity, with no existing dispute concerning the ownership of the Option Equity. The Shareholders have the right to dispose of the Option Equity or any part thereof.

(e)	Except for the encumbrance created over the WFOE’s interests set forth hereunder and under the Equity Pledge Agreement (Second Amendment), the Proxy Agreement (Second Amendment) and the Business Cooperation Agreement (Second Amendment) entered into by the Shareholders, Domestic Company and WFOE, there is no other encumbrance or third party interest in respect of the Option Equity.

(f)	There shall be no litigation, arbitration, legal process or claim of any pending or threatened nature that would affect the performance of the obligations of each Shareholder under this Agreement.

4.2	WFOE hereby represents and warrants as follows:

(a)	WFOE is a wholly foreign owned enterprise duly registered and existing under the PRC Law.

(b)	WFOE has the power to execute and perform its obligations under this Agreement. The execution and performance of this Agreement by WFOE is in compliance with the articles of association or other organizational documents of WFOE, and WFOE has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement.

(c)	The execution and performance of this Agreement by WFOE does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting WFOE, nor does it violate any agreements between WFOE and any third party or any covenants made to any third party.

(d)	This Agreement constitutes lawful, valid and enforceable obligations of WFOE.

4.3	Domestic Company hereby represents and warrants to WFOE as follows:

(a)	Domestic Company is a limited liability company duly registered and existing under the PRC Law.

(b)	Domestic Company has the power to execute and perform its obligations under this Agreement. The execution and performance of this Agreement by Domestic Company is in compliance with the articles of association or other organizational documents of Domestic Company, and Domestic Company has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement.

(c)	The execution and performance of this Agreement by Domestic Company does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Domestic Company, nor does it violate any agreements between Domestic Company and any third party or any covenants made to any third party.

(d)	This Agreement constitutes lawful, valid and enforceable obligations of Domestic Company.

5.	Undertakings by the Shareholders and Domestic Company

5.1	Each of the Shareholders hereby makes the following undertakings during the term of this Agreement, without the prior written consent of WFOE:

5.1.1	no Shareholders shall transfer, sell, pledge or otherwise dispose of any Option Equity or create any encumbrance or other third party right over any Option Equity ( except for the encumbrance created over the WFOE’s interests set forth hereunder and under the Equity Pledge Agreement (Second Amendment), the Proxy Agreement (Second Amendment) and the Business Cooperation Agreement (Second Amendment) );

5.1.2	he/she shall not supplement, amend or change the business scope or service scope (if applicable) or articles of association of the Domestic Company or its subsidiaries (including all the private schools sponsored by the Domestic Company and its subsidiaries, same below), increase or decrease the registered capital or operating capital (if applicable) of the Domestic Company or its subsidiaries, or change the shareholding structure or the sponsor of the Domestic Company or any of the Domestic Company’s subsidiaries (if applicable);

5.1.3	he/she shall not dispose of or cause the management of the Domestic Company or its subsidiaries to dispose of any of the Domestic Company Assets or the Domestic Company Subsidiary Assets (except in the ordinary course of business);

5.1.4	he/she shall not appoint or replace any executive directors or members of the board of directors (if any), supervisors or any other management personnel of the Domestic Company or its subsidiaries;

5.1.5	he/she shall not procure the Domestic Company or its subsidiaries to declare or distribute any profit or dividend;

5.1.6	he/she shall not exercise any residual right of the Option Equity (if any);

5.1.7	he/she shall not allow or procure the Domestic Company or its subsidiary to take any action under Article 5.3; and

5.1.8	he/she shall not take any action or conduct any negligence which may negatively affect the Domestic Company Assets, the Domestic Company Subsidiary Assets, the goodwill of the Domestic Company or its subsidiaries, the validity of the Business Permits of the Domestic Company or its subsidiaries.

5.2	Each of the Shareholders hereby makes the following undertakings during the Term of this Agreement:

5.2.1	Each Shareholder shall promptly notify WFOE of any litigation, arbitration, legal process or claim that has been filed, threatened or likely to be filed against or potentially affecting the Option Equity held by him, and to take all actions and all defenses to maintain his ownership of the Option Equity; and

5.2.2	To achieve the transfer of the Option Equity referred to in this Agreement to WFOE or its designated entities or individuals, each of the Shareholders shall pass the relevant resolutions of the shareholders’ meeting or the resolutions of the board of directors and sign other documents or take other actions requested by WFOE (including but not limited to signing a written document to consent and waive its right of first refusal in respect of the transfer of the Option Equity by the other Shareholder to WFOE or its designated entities or individuals).

5.3	The Domestic Company hereby makes undertakings during the term of this Agreement that, without the prior written consent of WFOE, it shall not, and shall ensure that none of its subsidiaries shall take the following actions:

5.3.1	Supplement, amend or change the business scope or service scope (if applicable) or articles of association, increase or decrease the registered capital or operating capital (if applicable), or change the shareholding structure or the sponsors (if applicable) in any way;

5.3.2	Lend or borrow any money or credit;

5.3.3	Except in the ordinary course of business, sell, transfer, mortgage or in any other way dispose of the statutory or beneficial interests of any assets, business or income, or create any security interest upon such assets, business or income, or to create any guarantee for any third party’s obligations;

5.3.4	Except in the ordinary course of business (excluding loans), create, succeed, guarantee or allow the existence of any debt or responsibility;

5.3.5	Sign any significant contract (for the purpose of this item, a contract with the value of more than RMB 200,000 shall be deemed significant), except for contracts entered into in the ordinary course of business;

5.3.6	Merger with, set up a joint venture with, acquire or invest in any third party;

5.3.7	Liquidate, dissolute or apply for bankrupt; and

5.3.8	Declare or distribute dividends or other distributions in any form to the Shareholders or the sponsors (if applicable), but once requested by the Lender, the Domestic Company or any of its subsidiaries shall immediately make such distributions to its Shareholders or the sponsors (if applicable) separately.

5.4	The Domestic Company hereby makes the following undertakings during the Term of this Agreement:

5.4.1	It shall take all necessary measures to obtain all Business Permits in a timely manner and always maintain the effectiveness of the Business Permits and make every effort to develop the business of the Domestic Company and any of its subsidiaries and ensure that the Domestic Company and its subsidiaries are legally qualified in its business and comply with the PRC Law;

5.4.2	It shall provide WFOE with all information and materials regarding the operating and financial status of the Domestic Company and any of its subsidiaries required by WFOE;

5.4.3	It shall, as WFOE requires, purchase and maintain insurance from well-known insurers recognized by WFOE and ensure that its subsidiaries purchase and maintain insurance. The insurance coverage and the insurance amount of the Domestic Company or any of its subsidiaries shall be the same as the insurance coverage and the insurance amount of a company which has similar property or assets and engages in a similar business at the same locality;

5.4.4	It shall execute all necessary or appropriate documents, take all necessary or appropriate actions, make all necessary or appropriate claims or make all necessary or appropriate defenses for all claims, to the extent required to maintain the ownership of all of its or its subsidiaries’ assets;

5.4.5	It shall timely notify any litigation, arbitration or administrative procedure which has occurred or is threatened to be filed in connection with the Domestic Company or any of its subsidiaries regarding assets, business or income; and

5.4.6	It shall strictly abide by this Agreement and shall not engage in or be negligent in engaging in any behavior with negative impact on the validity and performance of this Agreement.

6.	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement constitutes confidential information. The Parties shall maintain the confidentiality of all such information. Without the prior written consent of the Party providing such information, none of the Parties shall disclose any confidential information to any third party, except in the following circumstances: (a) such information is or comes into the public domain (through no fault or disclosure by the receiving party); (b) information required by applicable laws or regulations or rules of any stock exchange to be disclosed; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transactions contemplated hereunder, and such legal counsel or financial advisor is also bound by duties of confidentiality similar to the duties set forth in this Article. Disclosure of any confidential information by any staff, consultant or employee of any Party shall be deemed as disclosure of such confidential information by such Party, for which the Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement for any reason.

7.	Term of Agreement

7.1	This Agreement shall become effective upon the execution of this Agreement by the Parties and shall terminate after the entire Option Equity is transferred to WFOE or its designated entity(ies) or individual(s) in accordance with the provisions contained herein.

7.2	The Parties hereby confirm and agree that in no event shall any Shareholder request or seek to terminate this Agreement in advance for any reason.

7.3	The Parties hereby confirm and agree that WFOE shall have the right to notify the Shareholders and the Domestic Company at any time thirty (30) days in advance to terminate this Agreement .

8.	Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or, sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the following addresses (or at such other address for such Party as shall be specified by notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service:

If to WFOE:	Rise Tianjin Education Information Consulting Co., Ltd.

	Address:	No. B206, B212, B213, B214, B217, B221, 2/F, (1) Building, No. 8 Huanhe West Road, Tianjin Free Trade Zone (Airport Economic Zone), Tianjin, PRC

	Telephone:	13910985656
	Attention:	Yiding SUN

with a copy to: Bain Capital Asia, LLC
	Address:	51/F Cheung Kong Center, 2 Queen’s Road Central,
Hong Kong
	Attention:	Drew Chen
	Telephone:	+8 52 3656-6881

If to Shareholder A:	Yiding SUN

	Address:	Room 103-105, Andrews Estate, No. 181 Gaobeidian Road, Chaoyang District, Beijing, PRC
	Telephone:	13910985656

If to Shareholder B:	Peng ZHANG

	Address:	Room 206, No. 6 Building, 88 Lane, Huichuan Road, Changning District, Shanghai, PRC
	Telephone:	15921601703

If to Domestic Company: Beijing Step Ahead Education Technology Development Co., Ltd.

	Address:	No. C01-1, Floor 4, No.42 Beiyuan Road, Chaoyang District, Beijing, PRC
	Telephone:	13910985656
	Attention:	Yiding SUN

9.	Liability for Default

9.1	The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform any of the obligations under this Agreement, it shall constitute a default under this Agreement (hereinafter a “Default”), and any of the non-defaulting parties shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of a non-defaulting party notifying the Defaulting Party in writing and requiring it to rectify the Default, a non-defaulting party shall have the right at its own discretion to select any of the following remedial measures:

(1)	to terminate this Agreement and require the Defaulting Party to indemnify it for all damages suffered; or

(2)	to seek mandatory performance of the obligations of the Defaulting Party hereunder and require the Defaulting Party to indemnify it for all damages suffered.

9.2	Notwithstanding the above Article 9.1, the Parties agree and confirm that in no circumstances shall any Shareholder request the termination of this Agreement for any reason.

9.3	The rights and remedies prescribed herein are cumulative, and other rights or remedies prescribed by the law are not precluded.

9.4	Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

10.	Applicable Law and Dispute Resolution

10.1	The formation, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by the PRC Law.

10.2	Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (hereinafter the “CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules of the CIETAC. The arbitration tribunal shall consist of three (3) arbitrators who may or may not be on the CIETAC’s list of arbitrators, of which one arbitrator shall be selected by WFOE and one arbitrator shall be jointly selected by the Shareholders and the Domestic Company. The third arbitrator, who shall be the presiding arbitrator of the arbitration tribunal, and shall be jointly selected by the two arbitrators selected by the Parties. The arbitration award shall be final and binding on all Parties.

10.3	During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

10.4	Notwithstanding the foregoing, the Parties agree that any of them may seek interim measures including property preservation in relation to the provisions of this Agreement or the Parties’ performance hereof from any court of competent jurisdiction.

11.	Miscellaneous

11.1	WFOE may, upon notice to the Shareholders and the Domestic Company but without consent from the Shareholders and the Domestic Company, assign WFOE’s rights and/or obligations hereunder to any third party. The Shareholders or the Domestic Company may not, without WFOE’s prior written consent, assign any rights, obligations and/or liabilities of the Shareholders or the Domestic Company hereunder to any third party. Successors or permitted assignees (if any) of the Shareholders and the Domestic Company shall be bound by, and continue to perform, the obligations of the Shareholders and the Domestic Company under this Agreement.

11.2	This Agreement is made in four (4) originals in Chinese. Each Party shall keep one (1) original version.

11.3	This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the Parties hereto.

11.4	No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any time subsequent to the execution hereof.

11.5	If any provision of this Agreement is deemed or becomes invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable; or, if it cannot be so construed or deemed amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

11.6	Each Party shall use all reasonable efforts to take and do, or cause to take and do, all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments and documents as may be necessary or desirable to give effect to the terms and intent of this Agreement and any ancillary documents. If required under any applicable laws, regulations or listing rules or required or deemed desirable by any stock exchange, government or other regulatory authority in connection with the initial public offering and listing of the shares in the Potential Listed Company (“IPO”) or the initial public offering and listing of the shares in any company which adopts a variable interest entity (VIE) structure (the “IPO Requirements”), each Shareholder agrees and undertakes to (a) take all such actions (including amendment to this Agreement and its appendices, any authorizations, documents and notices entered into or delivered in connection with this Agreement and the execution of additional documents) to comply with or, as applicable, meet the IPO Requirements and (b) take all actions referred to in paragraph (a) above within 3 Working Days upon request by WFOE. For the purpose of this clause, “Potential Listed Company” means such other company which beneficially owns, whether directly or indirectly, the equity interest in the WFOE and operates its business in the PRC through the WFOE and the Domestic Company, as identified by WFOE or its actual controller and notified by the WFOE to the other parties as the Potential Listed Company under this paragraph.

11.7	The Shareholders shall fulfill the obligations of tax declaration and tax payment, in connection with taxes arising from the execution and performance of this Agreement, within the term prescribed by applicable laws.

11.8	This Agreement may be executed in several counterparts and all counterparts so executed shall together constitute one agreement. Any Party may execute this Agreement by executing any counterpart.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date first written above.

Rise Tianjin Education Information Consulting Co., Ltd. (seal) [Company seal is affixed]

By:	/s/ Yiding SUN

Title:

Shareholders of the Domestic Company:

Yiding SUN:	/s/ Yiding SUN

Peng ZHANG:	/s/ Peng ZHANG

Signature Page of Call Option Agreement (Second Restatement)

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date first written above.

Beijing Step Ahead Education Technology Development Co., Ltd. (seal) [Company seal is affixed]

By:	/s/ Yiding SUN

Title:

Signature Page of Call Option Agreement (Second Restatement)

Appendix I

Basic Information of the Domestic Company

Company Name:	Beijing Step Ahead Education Technology Development Co., Ltd.

Registered Address:	No. C01-1, Floor 4, No.42, Beiyuan Road, Chaoyang District, Beijing, PRC

Registered Capital:	RMB 2,000,000

Equity Structure:	Peng ZHANG – 80%
Yiding SUN – 20%

Appendix I

Appendix II

(Form of) Option Exercise Notice

To: [Peng ZHANG/Yiding SUN]

We hereby refer to the Call Option Agreement (Second Restatement) entered into between you and our company as of [], 2017 (hereinafter the “Option Agreement”), under which you had agreed to transfer the equity interests you hold in Beijing Step Ahead Education Technology Development Co., Ltd. (hereinafter the “Domestic Company”) to our company or any third party designated by our company upon request by our company to the extent as permitted by the PRC Law and regulations.

Therefore, we hereby notify you as follows:

Our company hereby exercises the Call Option under the Option Agreement and requires you to transfer to [our company / name of entity / individual designated by our company] the equity interests you hold in the Domestic Company totaling [ ]% of the total equity interests of the Domestic Company in accordance with the provisions set forth in the Option Agreement.

Best regards,

Rise Tianjin Education Information Consulting Co., Ltd. (Seal)

By:

Title:
Date:

Appendix I

Appendix III

Form of Equity Transfer Agreement

Date:

Equity Transfer Agreement

by and between

[                    ]

and

[                    ]

Regarding

Beijing Step Ahead Education Technology

Development Co. Ltd.

Appendix I

This Equity Transfer Agreement (hereinafter this “Agreement”) is entered into on             by and between:

(1)             , a citizen of the PRC with his ID number (hereinafter the “Transferor”); and

(2)             (hereinafter the “Transferee”).

The Transferor and the Transferee are individually referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS,

(A)	The Transferor holds % of the equity interests in Beijing Step Ahead Education Technology Development Co. Ltd. (hereinafter the “Company”).

(B)	The Transferor desires to sell to the Transferee, and the Transferee desires to purchase from the Transferor, % of the equity interests in the Company and all the rights and obligations in relation thereto (collectively, the “Target Equity Interests”).

(C)	The Parties agree to sell and purchase the Target Equity Interests in accordance with the terms and conditions of this Agreement.

Therefore, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

Unless otherwise provided herein, the terms used herein (in bold) shall have the meaning set forth in Schedule 1.

2.	SALE AND PURCHASE OF TARGET EQUITY INTERESTS

2.1	Subject to satisfaction or waiver of the conditions to Closing set forth in Article 3 (if applicable), the Transferor agrees to sell to the Transferee % of the equity interests held by it in the Company and all the rights attached thereto in the consideration of RMB (hereinafter “Equity Purchase Price”), and the Transferee agrees to purchase such equity interests in accordance with the terms and conditions of this Agreement (hereinafter this “Equity Transfer”).

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3.	CONDITIONS TO CLOSING BY THE TRANSFEREE

3.1	Unless waived in writing by the Transferee, the performance of the obligations of the Transferee under Article 4 shall be subject to fulfilment of the following conditions on or prior to the Closing Date:

(a)	the Transferor’s Warranties shall be true and accurate when made, and shall be true and accurate at the time of Closing as if made at the time of Closing, unless the Warranties relate to a specific early date, in which circumstance such Warranties shall be true and accurate on such date;

(b)	the Company shall have filed to the competent SAIC an application for registration of changes to the Equity Transfer, and the Company shall have obtained an acceptance notice from the competent SAIC with respect to such application;

(c)	the Transferor shall have performed and complied with, in any material aspects, the undertakings and obligations provided herein that require the Transferor to perform and comply with on or prior to the Closing Date; and

(d)	there is no judicial, regulatory or administrative action or other law that would render this Equity Transfer illegal, or limit the completion of this Equity Transfer in any material aspects.

3.2	The Transferee may notify the Transferor in writing of waiver of all or part of the above conditions at any time.

4.	CLOSING

4.1	The Closing of this Equity Transfer shall take place on the 3rd Business Day upon satisfaction and waiver of the conditions set forth in Article 3 (or any other date or time specified by the Transferee, the “Closing Date”).

4.2	At the time of Closing, the Transferor shall deliver to the Transferee a written certificate proving the fulfilment of the conditions set forth in Article 3.1.

4.3	The Transferor shall pay the Transferee the Equity Purchase Price at the time of Closing in the following method: the Transferee shall assume the obligation of repayment of the principal and interest of the loan of the Transferor under the Loan Agreement and other payment obligations set out in Article 1.7 (if the Transferor is Zihong Wang) or Article 1.8 of the Loan Agreement (if the Transferor is Zhenyu Zhang) (if any), according to the proportion of the equity interests in the Company to be transferred under this Agreement to the Target Equity Interests (as defined in the Loan Agreement).

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5.	REPRESENTATIONS AND UNDERTAKINGS OF THE TRANSFEROR

The Transferor represents and warrants to the Transferee that as of the date of this Agreement and the Closing Date, the Warranties contained in this Article 5 (hereinafter “Transferor’s Warranties”) are true, accurate and complete.

5.1	Establishment and Valid Existence. The Company is duly established and validly existing under the Laws of the PRC.

5.2	Capacity and Authority. The Transferor has the capacity and authority necessary to execute and deliver this Agreement and perform its obligations hereunder.

5.3	Target Equity Interests.

(a)	Except for any Encumbrance created under the Original Control Agreement, the Transferor is the sole registered and beneficial owner of the Target Equity Interests, free and clear of any other Encumbrance. The Transferor has the exclusive right to dispose of the Target Equity Interests.

(b)	The Target Equity Interests represents % of all the existing registered capital of the Company.

5.4	Legality and Validity. Upon execution and delivery of this Agreement, it shall constitute the legal and valid obligation of the Transferor, enforceable against the Transferor in accordance with the terms of this Agreement.

5.5	Registration and Consent. Except for those set forth in Article 3.1(b) and the consent required to be obtained from Rise Tianjin in accordance with the provisions of the Original Control Agreement, the Transferor or the Company shall not be required to obtain consents, approvals, authorizations, orders, registrations or filings from any third party or Governmental Authority for the purpose of completion of this Equity Transfer.

5.6	No Violation. The execution of this Agreement by the Transferor and the performance of its obligations hereunder shall not contradict with or result in violation of (a) any applicable Law, or any authorization or approval of any competent Governmental Authority; (b) any agreement, contract, obligation or undertaking to which the Transferor (or any of its Affiliates) is a party or by which the Transferor (or any of its Affiliates) is bound; or (c) any constitutional document of the Company.

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6.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee represents and warrants to the Transferor that as of the date of this Agreement and the Closing Date, the Warranties contained in this Article 6 are true, accurate and complete.

6.1	Capacity and Authority. The Transferee has the capacity and authority necessary to execute and deliver this Agreement and perform its obligations hereunder.

6.2	Legality and Validity. Upon execution and delivery of this Agreement, it shall constitute the legal and valid obligation of the Transferee, enforceable against the Transferee in accordance with the terms of this Agreement.

6.3	No Violation. The execution of this Agreement by the Transferee and the performance of its obligations hereunder shall not contradict with or result in violation of (a) any applicable Law, or any authorization or approval of any competent Governmental Authority; (b) any agreement, contract, obligation or undertaking to which the Transferor (or any of its Affiliates) is a party or by which the Transferor (or any of its Affiliates) is bound.

7.	UNDERTAKINGS

7.1	Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take or cause the Company to take all actions, submit or cause the Company to submit all documents, obtain or cause the Company to obtain all approvals or registrations of any competent Governmental Authority, and do or cause the Company to do other necessary, desirable or advisable things, in order to complete this Equity Transfer (including satisfaction other than waiver of the conditions to Closing set forth in Article 3) as soon as practicable upon the execution of this Agreement.

Without limiting the generality of the above paragraph of this Article 7.1, the Transferor shall timely execute all documents and take all actions reasonably requested by the Transferee to complete this Equity Transfer as soon as practicable, including but not limited to the following: the Transferor shall fully cooperate with the Company to file an application to the competent SAIC for registration of changes pertaining to this Equity Transfer, and the Transferor shall execute, in form and substance to the reasonable satisfaction of the Transferee, the resolutions of the shareholders’ meeting of the Company pertaining to this Equity Transfer, the amendment to the articles of association of the Company reflecting this Equity Transfer, the Statement of Change in Individual Shareholders pertaining to this Equity Transfer and the power of attorney authorizing the Transferee or other person designated by it to handle the tax return pertaining to this Equity Transfer on its behalf.

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8.	INDEMNIFICATION

8.1	The Transferor shall indemnify and hold harmless the Transferee and its Affiliates, agents, successors and transferees from and against any losses arising out of or caused by:

(a)	breach of the Transferor’s Warranties by the Transferor;

(b)	breach of any undertakings or obligations set forth herein by the Transferor.

8.2	The Transferee shall indemnify and hold harmless the Transferor and its Affiliates, agents, successors and transferees from and against any losses arising out of or caused by:

(a)	breach of the Transferee’s Warranties by the Transferee;

(b)	breach of any undertakings or obligations set forth herein by the Transferee.

9.	TERMINATION

9.1	Under the following circumstances, this Agreement may be terminated prior to the Closing Date:

(a)	it is agreed to be terminated by the Transferee and the Transferor in writing;

(b)	it is terminated by the Transferee or the Transferor, if any competent Governmental Authority has issued any final and non-appealable governmental order that prohibits this Equity Transfer permanently or otherwise; or

(c)	it is terminated by the Transferee, if the Transferor’s Warranties are not so true or accurate that results in the conditions to Closing set forth in Article 3.1(a) not being capable of being satisfied, and the above untrue or inaccurate circumstance cannot be cured, or though it can be cured, the Transferor fails to rectify it within 20 days after receipt of written notice of such untrue or inaccurate circumstance from the Transferee.

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If any Party intends to terminate this Agreement, it shall send a written notice indicating termination of this Agreement to the other Party.

9.2	If this Agreement is terminated in accordance with Article 9.1, all obligations of the Parties hereunder shall be terminated and cease to be valid, provided that (a) the matters set forth in the Surviving Clauses shall not be affected by the termination and shall continue to be effective, and (b) the termination of this Agreement for any reason shall not release any Party from any liability that will have been incurred as of the effective date of the termination of this Agreement, or constitute any waiver of any right, compensation or claim that any Party has hereunder or will have as a result of the termination of this Agreement, or have other adverse effect on the above right, compensation or claim.

10.	TAXATION

10.1	The Transferor and the Transferee shall assume their own stamp taxes and individual income taxes required to be paid by the provisions of the Laws of the PRC in connection with the execution and performance of this Agreement.

10.2	With respect to various taxes arising from the execution and performance of this Agreement, the Transferor shall perform its tax declaration and payment obligations in accordance with laws within the period provided by the applicable laws.

11.	ANNOUNCEMENT

11.1	Without the prior written consent of the Parties, no Party may make any announcement or disclosure of the contents of this Agreement or this Equity Transfer (including any general disclosure to clients or suppliers); provided that the provisions of this Article 11.1 shall not prohibit: (a) any disclosure required by any applicable Legal Requirement ( in which case, if it is permitted by Law and reasonable practicable, the disclosing Party shall give the other Party the opportunity to review and comment prior to such disclosure), or (b) any disclosure of implementation of any right or indemnification in respect of this Agreement or this Equity Transfer.

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12.	NOTICE

12.1	Any notice or other communication made in this Agreement or in relation hereto by one Party to the other Party shall be made in writing and signed by the sending party or its representative. Such notice or other communication shall be sent to the number set out in Article 12.2 below by facsimile, or delivered or sent to the addresses set out in the following paragraph by hand or by courier service, and in any case, shall be indicated with the recipient of the relevant party set out in Article 12.2 (or otherwise notified from time to time pursuant to this provision). Any notice delivered by hand, sent by facsimile or by post pursuant to this provision shall be deemed to have been effectively delivered:

(a)	if delivered by hand, when delivered;

(b)	if sent by facsimile, when dispatched;

(c)	if sent by courier service, the fourth Business Day from the date on which it is posted,

provided that if it is delivered by hand or sent by facsimile at a time later than 6 pm of a Business Day or on a day that is not a Business Day, it shall be deemed to have been effectively delivered at 9 am of the following Business Day.

The time referred to in this paragraph shall be the local time of the country where the recipient is located.

12.2	The addresses and telephone numbers of the Parties are set out below:

Transferor

Address:

Telephone:

Attention:

Transferee

Address:

Telephone:

Attention:

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13.	TRANSFER

Unless expressly agreed by the Parties in writing, no Party may transfer, assign or otherwise dispose of any or all of the rights hereunder, nor shall it grant, declare, create or dispose of any of the rights or interests herein. Any transfer in violation of this Article 13 shall be null and void.

14.	EXPENSES

Except as otherwise provided herein, the Transferor and the Transferee shall bear their own fees, charges and other expenses pertaining this Equity Transfer (including such fees, charges and other expenses of its Affiliates).

15.	EFFECTIVENESS

This Agreement shall become effective as of the date of execution hereof.

16.	GOVERNING LAW

The validity, interpretation, amendment, performance and termination of this Agreement shall be governed by and constructed in accordance with the Laws of the PRC.

17.	DISPUTE RESOLUTION

17.1	Any dispute, controversy or Claim arising out of or in relation to this Agreement shall be resolved through friendly consultations. If no resolution is reached within 30 days after one Party has served notice of the matters in dispute on the other Party, the dispute, controversy or Claim shall be submitted to China International Economic and Trade Arbitration Commission (hereinafter the “CIETAC”) for arbitration in accordance with its arbitration rules as are in force at the time of application for arbitration (hereinafter “Arbitration Rules”).

17.2	The place of the arbitration shall be Beijing, the PRC.

17.3	The language of the arbitration shall be Chinese.

17.4	There shall be 3 arbitrators. One arbitrator shall be selected by the claimant, and one arbitrator shall be selected by the respondent. The third arbitrator, who shall serve as the presiding arbitrator, shall be jointly selected by the two arbitrators so chosen. If such two arbitrators fail to jointly select the third arbitrator within 30 days, upon the request of any Party, the chairman of the CIETAC shall be entitled to select the third arbitrator. The Parties agree that the two arbitrators selected by the Parties and the presiding arbitrator may be selected outside the CIETAC’s panel of arbitrators.

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17.5	The arbitration award shall be final and binding upon the Parties, and the Parties agree to be bound by and act in compliance with it. The arbitration fee and the fees pertaining to the implementation of the arbitration award (including the witness fees and reasonable legal fees) shall be assumed by the losing Party, unless otherwise provided in the arbitration award. After any dispute occurs and during the process of arbitration, other than the matters in dispute, the Parties shall continue to exercise their other rights and fulfil their other obligations under this Agreement.

18.	MISCELLANEOUS

18.1	This Agreement may be amended only by agreement in writing executed by the Parties.

18.2	Any failure or delay by any Party to exercise any powers or rights under this Agreement shall not be deemed to be a waiver of such powers or rights, and any single or partial exercise of any such powers or rights shall not preclude other or further exercise thereof or the exercise of any other powers or rights. No waiver by a Party of any breach of any provision hereof shall be deemed or constructed to be a waiver of any other or subsequent breach hereunder. All existing rights and remedies under this Agreement are supplementary to and not exclusive of any other available rights or remedies.

18.3	The Parties acknowledge and agree that the non-breaching Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and the damages alone would not be adequate indemnity for any breach of this Agreement by a Party. Accordingly, the non-breaching Party will be entitled to enforce any provisions of this Agreement pursuant to any specific performance ruling, and be entitled to interim and permanent injunctions to prevent breaches or threatened breaches of the provisions of this Agreement, in addition to any other rights or remedies to which it may be entitled according to law.

18.4	If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be invalid (to the extent invalid or unenforceable) and deemed as not being incorporated into this Agreement, but shall not invalidate any other terms of this Agreement. Then the Parties shall use all reasonable efforts to replace such invalid or unenforceable provision with a valid and enforceable provision that achieves the purpose of such invalid or unenforceable provision as closely as possible.

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18.5	All schedules hereto shall be deemed as part of this Agreement. This Agreement and its schedules shall be made in Chinese in five originals.

(Remainder of this page intentionally left blank)

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first written above.

[	]	[	]

By:		By:

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SCHEDULE 1 DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, the following terms shall have the meanings as set out below:

“Warranties” collectively mean the representations and warranties made by the Transferor as set out in Article 5 and the representations and warranties made by the Transferee as set out in Article 6.

“Equity Transfer” shall have the meaning set forth in Article 2.1.

“Agreement” shall have the meaning set forth in the preamble.

“Loan Agreement” means the Loan Agreement/Amended Loan Agreement executed by and between the Transferor and Rise Tianjin on                    .

“Law” means all applicable terms of (i) any constitution, treaty, statute, law, regulation, rule, ordinance or norm of any Governmental Authority, and (ii) any order, decision, injunction, judgment, arbitration award or ruling of any Governmental Authority.

“Legal Requirement” means any federal, state, territory, local, municipal, foreign or other law, statute, legislation, constitution, resolution, decree, norm, bulletin, ruling, announcement, treaty, convention, rule, regulation, permit, judgement, directive, verdict, requirement (permission or otherwise), instruction, award, decision, opinion or interpretation that has been published, promulgated, adopted, passed, approved, issued, enacted, implemented or otherwise validated by any Governmental Authority.

“SAIC” means the State Administration for Industry and Commerce or its local branches, as appropriate to the context.

“Company” shall have the meaning set forth in the preamble.

“Equity Purchase Price” shall have the meaning set forth in Article 2.1.

“Affiliate” means, with respect to any Person, any other Person that, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person.

Appendix IV

“Closing” means the closing of sale and purchase of the Target Equity Interests pursuant to this Agreement.

“Closing Date” shall have the meaning set forth in Article 4.1.

“Control” (including its related terms, such as “controlled by” and “under common control with”), means, with respect to any Person, (i) the possession by such Person, direct or indirect, of the Securities that entitle it to exercise an aggregate of more than 50% of the voting power of a relevant entity, or (ii) the possession by such Person, of the power to directly or indirectly, (a) select members of the board of a relevant entity (or other similar governing body) that hold more than 50% of the voting power, or (b) direct or cause the direction of a relevant entity or the management and policies in relation thereto, whether through the ownership of the Securities, through contractual arrangements or otherwise.

“Target Equity Interests” shall have the meaning set forth in the preamble.

“Encumbrance” means any lien, mortgage, hypothec, pledge, limitation on transferability, title flaw or other claim, allegation or encumbrance of any nature over any property or property rights and interests, including any limitation on use, voting, transfer, obtainment of proceeds or exercise of any right of ownership nature; provided that the following shall not constitute any Encumbrance: (i) any lien pertaining to taxes that are not due and payable, and (ii) any easement or other similar limitation that affects real property but does not affect the use thereof.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint-stock company, solely-owned enterprise, association, trust, joint venture, unincorporated consortium or other legal entity, unincorporated organization or any Governmental Authority of any nature established pursuant to any applicable Laws.

“RMB” means the lawful currency of the PRC.

“Rise Tianjin” means Rise Tianjin Education Information Consulting Co., Ltd, a wholly-foreign owned limited liability company established under the Laws of the PRC with its address at Room 2-2049, Standard Plant, 88 Huanhe South Road, Airport Economic Zone, Tianjin, the PRC.

“Transferee” shall have the meaning set forth in the preamble.

“Transferee’s Warranties” shall have the meaning set forth in Article 6.

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“Transferee’s Obligations” means any of the representations, Warranties, undertakings, agreements or indemnification undertakings made by the Transferee to the Transferor hereunder.

“Parties” shall have the meaning set forth in the preamble.

“Loss” or “Losses” means indebtedness, liabilities, losses, damages, fees (including reasonable legal fees and consulting fees) and expenses (including taxes), litigations, proceedings, claims and demands of any nature.

“Claim” means any claim made in connection with any Transferor’s Obligations or Transferee’s Obligations.

“Surviving Clauses” mean Article 8 (Indemnification), Article 9 (Termination), Article 10 (Taxation), Article 11 (Announcement), Article 12 (Notice), Article 13 (Transfer), Article 14 (Expenses), Article 16 (Governing Law), Article 17 (Dispute Resolution), Article 18.1 (Amendment), Article 18.2 (Waiver, Rights and Remedy), Article 18.4 (Specific Performance), Article 18.5 (Invalidity), Article 18.7 (Counterparts) and Schedule 1 (Definitions and Interpretations).

“Hong Kong” means the Hong Kong Special Administration of the People’s Republic of China.

“Party” shall have the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong or the PRC are not open for business.

“Original Control Agreement” means the Loan Agreement, Call Option Agreement, Proxy Agreement, Business Operation Agreement and Equity Pledge Agreement (as amended from time to time, if any) executed on                    by and among the Transferor,                    , Rise Tianjin and/or the Company.

“Liabilities” means direct or indirect liabilities, indebtedness, obligations, expenses, costs, claims, losses, damages, defects, warranties or endorsements that belong to or are raised by any Person, whether or not absolute or conditional, actual or contingent, due or imminent, discharged or not discharged, constituted or solely complained.

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“Governmental Authority” means any federation, country, state, sovereignty or government, any branch of any federal, supranational, territorial, provincial, state, local or municipal government, any governmental or administrative authority, body, department or independent agency, or any court, governmental administration hearing agency, arbitrator, committee or other similar dispute resolution organization or entity and any other entity that exercises executive, legislative, judicial, regulatory or certain governmental administration functions, in each case having competent jurisdiction.

“Securities” means, with respect to any Person, the common shares and other equity securities of such Person, and any security that can be converted into, exchanged for or exercised to purchase such common shares and other equity securities of such Person.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.

“CIETAC” shall have the meaning set forth in Article 17.1.

“Arbitration Rules” shall have the meaning set forth in Article 17.1.

“Transferor” shall have the meaning set forth in the preamble.

“Transferor’s Warranties” shall have the meaning set forth in Article 5.

“Transferor’s Obligations” means any of the representations, Warranties, undertakings, agreements or indemnification undertakings made hereunder by the Transferor to the Transferee.

1.2	Interpretation. In this Agreement, unless the context otherwise provided:

(a)	headings shall not affect the interpretation of this Agreement;

(b)	words denoting the singular shall, where applicable, include the plural and vice versa;

(c)	reference to a certain gender shall, where applicable, include all genders;

(d)	sentences introduced by “include,” “including,” “especially” or any similar expressions shall be construed as illustration and not limit the meaning of the words before such words; and

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(e)	unless the context otherwise states, the clauses and schedules referenced to herein shall mean the clauses and schedules of this Agreement.

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Appendix IV

Form of Power of Attorney

Power of Attorney

I, Peng ZHANG (ID Card No.:             ), hereby irrevocably entrust             (ID Card No.:             ) as my authorized representative, to sign the Equity Transfer Agreement and all legal documents necessary for the transfer of my equity interests in Beijing Step Ahead Education Technology Development Co., Ltd. to Rise Tianjin Education Information Consulting Co., Ltd. (“WFOE”) or its designated entity(ies) or individual(s).

By:
Date:

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Power of Attorney

I, Yiding SUN (ID Card No.:             ), hereby irrevocably entrust             (ID Card No.:             ) as my authorized representative, to sign the Equity Transfer Agreement and all legal documents necessary for the transfer of my equity interests in Beijing Step Ahead Education Technology Development Co., Ltd. to Rise Tianjin Education Information Consulting Co., Ltd. or its designated entity(ies) or individual(s).

By:
Date:

Appendix IV